Exhibit 3.1
CERTIFICATE OF FORMATION
OF
ELC VNPP SUB I, LLC
     1. The name of the limited liability company is ELC VNPP SUB I, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ELC VNPP SUB I, LLC this 11th day of November, 2005.

/s/ Janice E. Cohen
Authorized Person
Print Name: Janice E. Cohen